Luna Innovations Announces Michael W. Wise
To Retire From Board of Directors

(ROANOKE, VA, April 9, 2020) – Luna Innovations Incorporated (NASDAQ: LUNA) today announced that director Michael W. Wise notified the Company of his decision to retire from its Board of Directors, and therefore will not stand for re-election at the 2020 Annual Meeting of Stockholders. Mr. Wise served as a Board member of Luna Innovations from 2011 to 2020.

"Mike has been a trusted mentor and confidante to me, and a great leader to the Luna team, over many years," said Scott Graeff, President and CEO of Luna Innovations. “He was instrumental in providing strategic advice, business expertise and oversight on behalf of our shareholders for many years, and we’re grateful for his strong guidance. The company was at a critical juncture when I took over as CEO, and Mike was both a strong sounding board for me as well as a well-respected thought leader within the Roanoke community. I know he will remain engaged as a large shareholder of Luna.”

Rich Roedel, Chairman, Luna Innovations Board of Directors, said: “On behalf of my fellow directors and the Luna Innovations team, I want to thank Mike for his numerous and valuable contributions to Luna. Years ago, when Mike joined the Board, it was at a key time when Luna needed hands-on leadership to help guide us through some challenging moments, and Mike was one of those outstanding, Roanoke-based leaders. We are very grateful to Mike for his outstanding Directorship throughout the years, and we wish he and his family the very best.”

About Luna
Luna Innovations, Incorporated (www.lunainc.com) is a leader in optical technology, providing unique capabilities in high-performance, fiber optic-based, test products for the telecommunications industry and distributed fiber optic-based sensing for the aerospace and automotive industries. Luna is organized into two business segments, which work closely together to turn ideas into products: a Technology Development segment and a Products and Licensing segment. Luna’s business model is designed to accelerate the process of bringing new and innovative technologies to market.

Investor Contacts:
Jane Bomba                        Sally J. Curley
Luna Innovations Incorporated                Luna Innovations Incorporated
Phone: 303-829-1211                    614-530-3002
Email: IR@lunainc.com                    IR@lunainc.com
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